Exhibit 99.1

Matinas BioPharma Appoints Thomas Hoover, M.B.A. as Chief Business Officer

BEDMINSTER, N.J., December 6, 2021 – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company focused on improving the intracellular delivery of critical therapeutics through its paradigm-changing lipid nanocrystal (LNC) platform delivery technology, today announced the appointment of Thomas Hoover to the newly created position of Chief Business Officer.

Mr. Hoover’s role will include business and corporate development, strategic planning, licensing, and alliance management.

“We are excited to have Thomas join our executive leadership team in this critical role during this transformational time for our Company,” commented Jerome D. Jabbour, Chief Executive Officer of Matinas. “Thomas’ extensive experience in leading commercial and corporate development functions will be invaluable as we advance our LNC platform, evaluate and execute collaborations with third parties, and make strategic decisions to expand our internal pipeline of LNC-based therapies.”

Mr. Hoover has nearly 20 years of strategic biopharmaceutical experience in business and corporate development roles, as well as new product planning across a wide range of therapeutic categories including CNS, oncology, cell therapy, autoimmune diseases, endocrinology and CV/metabolic. Thomas was most recently Chief Business Officer and Chief Commercial Officer at Millendo Therapeutics, a publicly traded biotechnology company, where he led corporate development efforts and defined and executed commercial strategy. Prior to that role, Mr. Hoover was Vice President of Corporate Development and New Product Planning for Sunovion (formerly Sepracor, Inc.). Earlier in his career, Mr. Hoover held strategy positions of increasing responsibility at GlaxoSmithKline, and began his pharmaceutical career at The Boston Consulting Group.

“Matinas’ LNC technology platform has the potential to redefine the intracellular delivery of a variety of small and more complex molecules, and I am thrilled to join at such an exciting moment in the company’s trajectory,” stated Mr. Hoover. “I look forward to partnering with Jerry and the outstanding Matinas team with the goal of maximizing and realizing the true potential of the LNC platform.”

Mr. Hoover holds an M.B.A. from the University of North Carolina Kenan-Flagler Business School and a B.A. in Economics from Harvard University.

About Matinas BioPharma

Matinas BioPharma is a biopharmaceutical company focused on improving the intracellular delivery of critical therapeutics through its paradigm-changing lipid nanocrystal (LNC) delivery platform. The Company is developing its own internal portfolio of products as well as partnering with leading pharmaceutical companies to develop new formulations that take full advantage of the unique characteristics of the LNC platform.

Preclinical and clinical data have demonstrated that this novel technology can provide solutions to many of the complex challenges in achieving safe and effective intracellular delivery, for both small molecules and larger, more complex molecules, such as mRNA, DNA plasmids, antisense oligonucleotides and vaccines. The combination of a unique mechanism of action and flexibility in both the formulation and route of administration (including oral), position Matinas’ LNC technology to potentially become the preferred next-generation intracellular drug delivery vehicle and an important improvement over both lipid nanoparticles and viral vectors.

MAT2203 is an oral, LNC formulation of the highly effective, but also highly toxic, antifungal medicine amphotericin B, primarily used as a first-line treatment for invasive fungal infections. MAT2203 is currently in a Phase 2 open-label, sequential cohort study (EnACT) in HIV-infected patients with cryptococcal meningitis. Enrollment in Cohort 3 of EnACT commenced following unanimous approval from the Data and Safety Monitoring Board (DSMB) and is now fully enrolled. DSMB evaluation of Cohort 3 data and potential cohort progression is expected prior to the end of 2021.

MAT2501 is an oral, LNC formulation of the broad-spectrum aminoglycoside antibiotic amikacin, primarily used to treat chronic and acute bacterial infections. With the support of the Cystic Fibrosis Foundation, MAT2501 is currently undergoing important preclinical studies and commenced a Phase 1 human clinical trial in the fourth quarter of 2021. MAT2501 would be the first and only oral aminoglycoside, and is being positioned with an initial indication for the treatment of nontuberculous mycobacterial (NTM) lung disease, including infections in patients with cystic fibrosis.

LYPDISO™, is a prescription-only omega-3 fatty acid-based composition, comprised primarily of EPA and DPA, intended for the treatment of cardiovascular and metabolic conditions. This next-generation omega-3 therapy has been shown in two head-to-head studies to provide effective triglyceride-lowering and significantly higher EPA blood levels than Vascepa®. The Company has initiated a process to identity and potentially secure a partner to continue development of LYPDISO.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to our business activities, our strategy and plans, the potential of our LNC platform delivery technology, and the future development of its product candidates, including MAT2203, MAT2501, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor and Media Contacts

Peter Vozzo

ICR Westwicke

443-213-0505

peter.vozzo@westwicke.com

Source: Matinas BioPharma Holdings, Inc.